UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 8, 2006

CRM Holdings, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

6331	Not Applicable

(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2062, Hamilton HM HX, Bermuda

(Address of Principal Executive Offices)	(Zip Code)

(441) 295-6689

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 11, 2006, CRM Holdings, Ltd. (“CRM Holdings”), announced that it had signed a Stock Purchase Agreement (the “Agreement”) to acquire privately-held Embarcadero Insurance Holdings, Inc. (“Embarcadero”), a California corporation.  The Agreement, dated September 8, 2006, was made and entered into by and among: CRM Holdings, CRM USA Holdings Inc. (“CRM USA Holdings”), a wholly-owned subsidiary of CRM Holdings, Embarcadero and all of the shareholders of Embarcadero, as listed on Schedule I of the Agreement.   The Agreement has been approved by respective boards of directors of CRM Holdings, CRM USA Holdings and Embarcadero.

Under the terms of the Agreement, CRM USA Holdings will acquire all of the outstanding shares of Embarcadero and, upon consummation of the transactions contemplated by the Agreement, Embarcadero will be become a wholly-owned subsidiary of CRM USA Holdings.

Embarcadero, through its wholly-owned subsidiary, Majestic Insurance Company (“Majestic”), writes workers’ compensation insurance for medium to large size businesses. Majestic is a California domiciled insurance company licensed in fifteen states, and presently operates in California, Arizona, Alaska, Nevada, Oregon and Washington.  In June 2006, Majestic was rated B++ with a positive outlook by A.M. Best.

Majestic began operations in 1986 and since then has grown its workers’ compensation net earned premiums to $71.3 million in 2005.  Majestic’s 5-year average combined ratio was 98.6% through 2005. EIH had total assets at December 31, 2005, of $211 million and 2005 net income of $5.2 million.

The aggregate purchase price to be paid in the acquisition is the consolidated book value of Embarcadero at the time of closing, which is estimated as approximately $45 million, and will be paid in cash.  Of this aggregate purchase price, $ 4 million will be held in escrow for up to 18 months following the closing to cover potential indemnification claims for breaches of certain representations and warranties, and an additional $3.2 million will be held in escrow for five years to cover indemnification claims by CRM USA Holdings with respect to reserves for losses and loss adjustment expenses.

The Agreement is subject to customary closing conditions including regulatory approval.  The acquisition is expected to close by the end of 2006, but unanticipated factors and events, including if the closing conditions specified in the Agreement are not satisfied or waived, may delay the closing of the acquisition or cause the acquisition not to close.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 7.01.  Regulation FD Disclosure

On September 11, 2006, CRM Holdings issued a press release announcing the execution of the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this Report. The furnishing of the information in this Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material information that is not otherwise publicly available.

Item 9.01.  Financial Statements and Exhibits.

(d) The following exhibits are filed or furnished herewith:

Exhibit Number	Description of Exhibit

2.1*

Stock Purchase Agreement dated as of September 8, 2006, by and among CRM Holdings, CRM USA Holdings, Inc., Embarcadero and all of the shareholders of Embarcadero, as listed on Schedule I of the agreement.

99.1	Press release dated September 11, 2006

* The exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of regulation S-K but will be furnished to staff upon request.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRM Holdings, Ltd.
(Registrant)

September 11, 2006	/s/ Daniel G. Hickey, Jr.

Daniel G. Hickey, Jr.
Co-Chief Executive Officer